EXHIBIT 10.3

SUMMARY OF ORAL AGREEMENT WITH OXYGEN AMERICA

The Company has an oral agreement with Oxygen America, Inc. to manufacture O2 Cell Product for the Company. Oxygen America, Inc. owns the formulations for the product. Oxygen America, Inc. manufactures the products and packs it with E-World USA designed packaging under an oral agreement with the Company. The Company is authorized by to sell the product worldwide under the E-World brand name with infringing any rights of Oxygen America, Inc.

There is no formal agreement on all the payment and purchase terms. We basically agree to purchase from them. Each payment and pricing is determined when we make an order from them.